BISYS FUND SERVICES
CODE OF ETHICS
DUPLICATE CONFIRMATION STATEMENT
REQUEST FORM
EXHIBIT K

Date:

Your Broker
street address
city, state   zip code

Re:          Your Name
                your S.S. number or account number

Dear Sir or Madam:

Please be advised that I am an associated person of BISYS Fund Services, LP, or one of its affiliated broker-dealers (“BISYS”), each an NASD Member Firm. Please send duplicate statements and trade confirmations of this brokerage account to the attention of:

BISYS Fund Services
Attn: Code Compliance Officer
100 Summer Street, Suite 1500
Boston, MA 02110

This request is made pursuant to the BISYS Code of Ethics and compliance therewith by the associated person is subject to receipt of such trade confirmations and account statements by BISYS.

Thank you for your cooperation.

Sincerely,

Your name

K-1